Exhibit 10.1

EXECUTION COPY

SHARE PURCHASE AGREEMENT

AMONG

SINGLE TOUCH SYSTEMS, INC.,

SINGLE TOUCH INTERACTIVE, INC.,

DOUBLEVISION NETWORKS, INC.

AND

THE SHAREHOLDERS OF

DOUBLEVISION NETWORKS, INC.

Dated July 24, 2014

i

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made effective as of July 24, 2014 (the “Agreement”), among Single Touch Systems, Inc., a Delaware corporation (the “Parent”), Single Touch Interactive, Inc., a Nevada corporation and a wholly-owned subsidiary of the Parent (the “Sub and, together with the Parent, the “Purchaser”), DoubleVision Networks, Inc., a New York corporation (the “Company”), and the shareholders of the Company listed on the signature pages hereof (collectively the “Sellers”).

W I T N E S S E T H:

WHEREAS, the Sellers own an aggregate of 665,373 shares of common stock, $0.001 par value, after the conversion and exercise of common stock equivalents described in Section 4.3 (the “Shares”), of the Company, which Shares constitute all of the issued and outstanding shares of capital stock of the Company; and

WHEREAS, the Sellers desire to sell to Purchaser, and the Purchaser desires to purchase from the Sellers, the Shares for the purchase price and upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

Article I
SALE AND PURCHASE OF SHARES

1.1 Sale and Purchase of Shares

Upon the terms and subject to the conditions contained herein, on the Closing Date each Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from each Seller, all Shares of the Company owned by such Seller set forth opposite such Seller's name on Schedule 1.1 attached hereto.

Article II
PURCHASE PRICE AND PAYMENT

Amount of Purchase Price. The purchase price for the Shares shall be an amount equal to $3,600,000 of the Parent’s common stock (the “Purchaser Securities”) valued at $0.45 per share (the “Purchase Price”), subject to adjustment as set forth herein.

Payment of Purchase Price On the Closing Date, the Purchaser shall pay the Purchase Price to the Sellers which shall be allocated among the Sellers in accordance with their pro rata ownership of the Shares as set forth on Schedule 1.1.

2.3 Purchase Price Adjustment.

The Purchase Price, or Additional Consideration as applicable, shall be reduced for any the following:

(a) the amount of any of the Company’s receivables as of June 30, 2014 that have not been collected as of October 31, 2014.

(b) the amount of any liability, other than accounts payable arising in the ordinary course of business, not disclosed to the Purchaser on or before the Closing Date but applicable to the Company’s activities on or before the Closing Date including but not limited to customer claims for breach of warranty or contract, violation of third party intellectual property right and claims pertaining to employees;

1

(c) the amount of any tax liability arising out of transactions entered into prior to the Closing Date;

(d) the amount of any debt or loan on the Company’s books, other than current trade payables, assumed by the Purchaser; and

(e) the amount of any liabilities in excess of expenses consistent with past practice.

2.4 Additional Consideration. The Purchaser shall pay an additional $1,000,000 (the “Earn-out Consideration”) to the Sellers if the Company, Purchaser or any existing affiliates thereof, achieve $3,000,000 in Company Revenue in the aggregate. Company Revenue shall equal revenue for only media placement (as indicated in the Purchaser’s financial statements) generated by the Company, Purchaser or any existing affiliates for the twelve months from August 1, 2014 to July 31, 2015, calculated in accordance with GAAP (“Revenue”), less (a) any amounts included in Revenue that remain uncollected as of September 15, 2015, (b) 50% of collected Revenue, on an individual invoice basis, for which does not achieve a gross margin of 65% or greater (gross margins shall equal the difference of Revenues less the cost of such Revenues divided by such Revenues); provided, however, that Revenue which does not achieve a 65% gross margin due to commissions or revenue sharing paid to a channel partner (e.g., Titan Advertising), when the commissions or revenue sharing paid is equal to 50% or less of the Revenue generated with the channel partner, then such Revenue shall not be excluded from the calculation of Company Revenue, and (c) the marketing costs, directly attributable to the Revenue, incurred by the Company during the twelve months from August 1, 2014 to July 31, 2015 that exceed 10% of Revenue. If the Purchaser acquires another business (“Newco”) prior to July 31, 2015, revenues derived from Newco customers that exist on the closing date of the acquisition shall not be included in Company Revenues. The Company shall provide the Sellers with the Company Revenue on or before August 31, 2015. Sellers shall have thirty (30) days after receipt of the calculation a statement of the Company Revenue to review same. If within thirty (30) of delivery of the statement of Company Revenue by Purchaser to Sellers, Purchaser receives a written objection from Sellers, then Purchaser and Sellers shall attempt to reconcile their differences diligently and in good faith and any resolution by them shall be finding and conclusive. If the Sellers and the Purchaser are unable to reach a resolution within ten (10) business days of the Purchaser’s receipt of the Sellers’ written notice, the Sellers and the Purchaser shall submit such dispute for resolution to the Independent Accounting Firm which shall determine and report to the parties, and such report shall be final, binding and conclusive on the parties hereto. The Earn-out Consideration shall be paid in shares of the Purchaser’s common stock (valued at the average closing price for the ninety days ending July 31, 2015). The Earn-out Consideration shall be paid on or before November 1, 2015. Any Earn-Out Consideration payable to the Sellers shall be made by shares of the Purchaser’s common stock issued and registered in the name of each Seller and allocated among the Sellers in accordance with their pro rata ownership of the Shares as set forth on Schedule 1.1.

Article III
CLOSING AND TERMINATION

3.1 Closing Date.

Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Shares provided for in Section 1.1 hereof (the "Closing") shall take place at the offices of Sichenzia Ross Friedman Ference LLP (or at such other place as the parties may designate in writing) simultaneously with the full execution and delivery of this Agreement. The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date".

2

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and Matthew Wiggins and Nicholas Fisser (Matthew Wiggins and Nicholas Fisser being referred to herein as the “Designated Sellers”) hereby jointly and severally represent and warrant to the Purchaser that:

4.1. Organization and Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above. Except as otherwise provided herein, the Company is not required to be qualified to transact business in any other jurisdiction where the failure to so qualify would have an adverse effect on the business of the Company.

4.2. Authority.

(a) The Company has full power and authority (corporate and otherwise) to carry on its business and has all permits and licenses that are necessary to the conduct of its business or to the ownership, lease or operation of its properties and assets, except where the failure to have such permits and licenses would not have a material adverse effect on the Company’s business or operations (“Material Adverse Effect”).

(b) The execution of this Agreement and the delivery hereof to the Purchaser and the sale contemplated herein have been, or will be prior to Closing, duly authorized by the Company’s Board of Directors and by the Company’s shareholders having full power and authority to authorize such actions.

(c) Subject to any consents required under Section 4.7 below, the Designated Sellers and the Company have the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement; and this Agreement has been duly and validly executed and delivered on behalf of the Designated Sellers and the Company and constitutes a valid and binding obligation of each Designated Seller and the Company enforceable in accordance with its terms.

(d) Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation, indenture, mortgage, loan agreement, or other agreement or instrument to which the Company or any Designated Seller is a party or by which it is bound, any charter, regulation, or bylaw provision of the Company, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on the Company or any Seller in any way, except where such would not have a Material Adverse Effect.

4.3. Shares.

(a) The Company’s authorized capital stock consists of 1,500,000 shares of Common Stock, par value $0.001 per share, of which 627,873 shares have been issued to Sellers d (the “Outstanding Common Stock”), and 175,000 shares of Preferred Stock, par value $0.001 per share, of which 37,500 shares have been issued to Sellers (the “Outstanding Preferred Stock”). The Outstanding Common Stock and the Outstanding Preferred Stock constitute the Shares as defined above. All of the Shares are duly authorized, validly issued, fully paid and non-assessable.

(b) There are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which any Designated Seller or the Company are or may become obligated to issue, assign or transfer any shares of capital stock of the Company. Upon the delivery to Purchaser on the Closing Date of the certificate(s) representing the Shares, Purchaser will have good, legal, valid, marketable and indefeasible title to all the then issued and outstanding shares of capital stock of the Company, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.

3

4.4. Basic Corporate Records. The copies of the Articles of Incorporation of the Company, (certified by the Secretary of State or other authorized official of the jurisdiction of incorporation), and the Bylaws of the Company, as the case may be (certified as of the date of this Agreement as true, correct and complete by the Company’s secretary or assistant secretary), all of which have been delivered to the Purchaser, are true, correct and complete as of the date of this Agreement.

4.5. Minute Books. The minute books of the Company, which shall be exhibited to the Purchaser between the date hereof and the Closing Date, each contain true, correct and complete minutes and records of all meetings, proceedings and other actions of the shareholders, Boards of Directors and committees of such Boards of Directors of the Company, if any, except where such would not have a Material Adverse Effect and, on the Closing Date, will, to the best of Designated Sellers’ knowledge, contain true, correct and complete minutes and records of any meetings, proceedings and other actions of the shareholders, respective Boards of Directors and committees of such Boards of Directors of each such corporation.

4.6. Subsidiaries and Affiliates. The Company does not have any ownership, voting or profit and loss sharing percentage interest in any other corporations, partnerships, businesses, entities, enterprises or organizations.

4.7. Consents. Except as set forth in Schedule 4.7, no consents or approvals of any public body or authority and no consents or waivers from other parties to leases, licenses, franchises, permits, indentures, agreements or other instruments are (i) required for the lawful consummation of the transactions contemplated hereby, or (ii) necessary in order that the business currently conducted by the Company can be conducted by the Purchaser in the same manner after the Closing as heretofore conducted by the Company, nor will the consummation of the transactions contemplated hereby result in creating, accelerating or increasing any liability of the Company, except where the failure of any of the foregoing would not have a Material Adverse Effect.

4.8. Financial Statements. The Company has delivered, or will deliver prior to Closing, to the Purchaser copies of the Financial Statements (as defined below”), which include all notes and schedules attached thereto), all of which are true, complete and correct, have been prepared from the books and records of the Company in accordance with generally accepted accounting principles (“GAAP”) consistently applied with past practice and fairly present the financial condition, assets, liabilities and results of operations of the Company as of the dates thereof and for the periods covered thereby. “Financial Statements” shall mean the audited balance sheet of the Company as at December 31, 2013, and the related reviewed statements of operations, and of cash flows of the Company for the year then ended and (ii) the unaudited compiled balance sheet of the Company as of March 31, 2014 and the related compiled statement of operations of the Company for the three month period then ended.

In such Financial Statements, the statements of operations do not contain any income not earned in the ordinary course of business except as set forth in Schedule 4.8, and the financial statements for the interim periods indicated include all adjustments, which consist of only normal recurring accruals, necessary for such fair presentation. There are no facts, to the best of Designated Sellers’ knowledge that, under generally accepted accounting principles consistently applied, would alter the information contained in the foregoing Financial Statements in any material way.

4.9. Records and Books of Account. The records and books of account of the Company reflect all material items of income and expense and all material assets, liabilities and accruals, have been, and to the Closing Date will be, regularly kept and maintained in conformity with GAAP applied on a consistent basis with preceding years.

4.10. Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Company’s Financial Statements or disclosed in Schedule 4.10, there are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, fixed, absolute, contingent, determined or determinable, and including without limitation (i) liabilities to former, retired or active employees of the Company under any pension, health and welfare benefit plan, vacation plan or other plan of the Company, (ii) tax liabilities incurred in respect of or measured by income for any period prior to the close of business on the Balance Sheet Date, or arising out of transactions entered into, or any state of facts existing, on or prior to said date, and (iii) contingent liabilities in the nature of an endorsement, guarantee, indemnity or warranty, and there is no condition, situation or circumstance existing or which has existed that could reasonably be expected to result in any liability of the Company, other than liabilities and contingent liabilities incurred in the ordinary course of business since June 30, 2014, and those disclosed in the Company’s financial statements, dated June 30, 2014, copies of which have been delivered to Purchaser, consistent with the Company’s recent customary business practice, none of which is materially adverse to the Company.

4

4.11 Taxes.

(a) Except as set forth in Schedule 4.11:

(i) all Tax Returns required to be filed by the Company (or any Designated Seller on behalf of the Company) for any pre-Closing tax period have been (or will be) timely filed and such Tax Returns are true, complete and correct in all material respects;

(ii) all Taxes due and owing by the Company (or any Designated Seller on behalf of the Company) for any pre-Closing tax period (whether or not shown on any Tax Return) have been timely paid or appropriate reserves have been set aside in accordance with GAAP;

(iii) the Company (or any Designated Seller on behalf of the Company) have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, customer, shareholder or other party, and each of them has complied with all information reporting and backup withholding provisions of applicable law;

(iv) no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company (or any Designated Seller on behalf of the Company) and there are no extensions of time within which to file any Tax Return;

(v) all Tax deficiencies asserted, or assessments made, against the Company (or any Designated Seller on behalf of the Company) as a result of any examinations by any governmental authority have been fully paid and, to the Designated Sellers’ Knowledge, there are no Tax deficiencies or assessments threatened with respect to the Company or any of its Subsidiaries;

(vi) no claim that the Company is or, to the Designated Sellers’ Knowledge, may be, subject to taxation has been made by a governmental authority in a jurisdiction where the Company does not file Tax Returns;

(vii) there are no pending actions and, to the Designated Sellers’ Knowledge, there are no pending or threatened, audits, examinations or investigations by any governmental authority concerning the Company;

(viii) there are no Tax administrative proceedings or Tax litigation against the Company;

(ix) the is not a party to any Tax allocation, Tax indemnity or Tax sharing agreements or similar arrangements;

(x) the Company has collected all sales, use or value added taxes required to be collected by applicable law, and has timely remitted, or will remit on a timely basis, such amounts to the appropriate governmental authority;

(xi) the Company is not and never been, a member of a consolidated, affiliated, combined or unitary Tax group;

5

(xii) the Company will not be required to include in a post-Closing tax period taxable income attributable to income that accrued in a pre-Closing tax period but was not recognized in any such period for any reason, including (i) the installment method of accounting, (ii) the long-term contract method of accounting or (iii) a “closing agreement” as described in Code §7121 (or any provision of any state, local or foreign Tax law having similar effect); and

(xiii) since their respective formation, the Company has never (including any predecessors) (i) owned the stock of any corporation, (ii) owned a membership interest in any limited liability company, or (iii) been a member of any partnership or joint venture.

(b) The Company has been a validly electing S Corporation within the meaning of Code §1361 and §1362 at all times since incorporation, and the Company will be an S corporation for federal, state and local Tax purposes up to and including the Closing Date.

(c) “Tax” or “Taxes” means any tax of any kind whatsoever, including any federal, state, local or foreign income, capital gains, gift or estate, gross receipts, commercial activity, sales, use, value-added, production, ad valorem, transfer, documentary, franchise, net worth, capital, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, intangibles, windfall profits, customs, duties or other tax, fee, assessment, escheatment or charge of any kind whatsoever, including tax for which a taxpayer is responsible by reason of any tax-sharing agreement, or Treasury Regulations Section 1.1502-6 (and any comparable provision of state, local or foreign Tax law), or as a successor by reason of contract, indemnity or otherwise, together with any interest, additions, fine or penalty with respect thereto and any interest in respect of such interest, additions, fines or penalties.

4.12. Accounts Receivable. The accounts receivable of the Company shown on the Balance Sheet Date, and those to be shown in the Financial Statements, are, and will be, actual bona fide receivables from transactions in the ordinary course of business representing valid and binding obligations of others for the total dollar amount shown thereon, and as of the Balance Sheet Date were not (and presently are not) subject to any recoupments, set-offs, or counterclaims. All such accounts receivable are, and will be collectible in amounts not less than the amounts (net of reserves) carried on the books of the Company, including the Financial Statements, and will be paid in accordance with their terms. Except as listed on Schedule 4.12 hereto, all such accounts receivable are and will be actual bona fide receivables from transactions in the ordinary course of business.

4.13. Inventory. The inventories of the Company are located at the locations listed on Schedule 4.13 attached hereto. The inventories of the Company shown on its Balance Sheet (net of reserves) are carried at values which reflect the normal inventory valuation policy of the Company of stating the items of inventory at average cost in accordance with generally accepted accounting principles consistently applied. Inventory acquired since the Balance Sheet Date has been acquired in the ordinary course of business and valued as set forth above. The Company will maintain the inventory in the normal and ordinary course of business from the date hereof through the Closing Date. Notwithstanding the foregoing, the Company is using commercially reasonable best efforts to sell slow moving inventory prior to the Closing Date.

4.14. Machinery and Equipment. Except for items disposed of in the ordinary course of business, all machinery, tools, furniture, fixtures, equipment, vehicles, leasehold improvements and all other tangible personal property (hereinafter “Fixed Assets”) of the Company currently being used in the conduct of its business, or included in determining the net book value of the Company on the Balance Sheet Date, together with any machinery or equipment that is leased or operated by the Company, are in fully serviceable working condition and repair. Said Fixed Assets shall be maintained in such condition from the date hereof through the Closing Date. Except as described on Schedule 4.14 hereto, all Fixed Assets owned, used or held by the Company are situated at its business premises and are currently used in its business. Schedule 4.14 describes all Fixed Assets owned by or an interest in which is claimed by any other person (whether a customer, supplier or other person) for which the Company is responsible (copies of all agreements relating thereto being attached to said Schedule 4.14), and all such property is in the Company’s actual possession and is in such condition that upon the return of such property in its present condition to its owner, the Company will not be liable in any amount to such owner. There are no outstanding requirements or recommendations by any insurance company that has issued a policy covering either (i) such Fixed Assets or (ii) any liabilities of the Company relating to operation of the Business, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any Fixed Assets or any changes in the operations of the Business, any equipment or machinery used therein, or any procedures relating to such operations, equipment or machinery. All Fixed Assets of the Company are set forth on Schedule 4.14 hereto.

6

4.15. Real Property Matters. The Company does not own any real property as of the date hereof and has not owned any real property during the three years preceding the date hereof.

4.16. Leases. All leases of real and personal property of the Company are described in Schedule 4.16, are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditor’s rights, and have not been assigned or encumbered. The Company has performed in all material respects the obligations required to be performed by it under all such leases to date and it is not in default in any material respect under any of said leases, except as set forth in Schedule 4.16, nor has it made any leasehold improvements required to be removed at the termination of any lease, except signs. No other party to any such lease is in material default thereunder. Except as noted on Schedule 4.16, none of the leases listed thereon require the consent of a third party in connection with the transfer of the Shares.

4.17. Proprietary Rights. Schedule 4.17 sets forth a complete and correct list of: (i) all patented or registered Proprietary Rights of the Company and all pending patent applications or other applications for registration of Proprietary Rights of the Company; (ii) all trade names and unregistered trademarks and designs used by the Company; (iii) all material unregistered copyrights and computer software owned or used by the Company; and (iv) all licenses or similar agreements to which the Company is a party either as licensee or licensor for the Proprietary Rights other than agreements pursuant to which the Company has licensed off-the-shelf commercial software available for not more than $5,000 per application.

(a) The Company has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as necessary or material for use in connection with their respective businesses and which the failure to so have could reasonably be expected to have a Material Adverse Effect (collectively, the “Intellectual Property Rights”); (ii) the Company has not received a notice (written or otherwise) that any of the Intellectual Property Rights violates or infringes upon the rights of any Person; (iii) all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights, except where the failure to be so enforceable or for such infringements as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iv) the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.18. Insurance Policies. There is set forth in Schedule 4.18 lists each policy of fire, liability, business interruption, and other forms of insurance and all fidelity bonds and surety bonds held by or applicable to the Company with respect to its properties, assets, directors, officers, employees and business at any time within the past three (3) years, which schedule sets forth in respect of each such policy: the policy name, policy number, carrier, term, type of coverage, deductible amount or self-insured retention amount, limits of coverage, and annual premium. No event relating to the Company has occurred which could reasonably be expected to result in a retroactive or prospective upward adjustment of premiums under any such policies. Such policies are in amounts and with coverage(s) which are generally customary in the Company’s industry and consistent with the Company’s past practices. The Company has not received written notice of cancellation or termination in respect of any such policy from, and, to the Knowledge of Seller, no cancellation or termination of any such policy is pending or threatened by, the Company’s current insurers.

7

4.19. Banking and Personnel Lists. The Company will deliver to the Purchaser prior to the Closing Date the following accurate lists and summary descriptions relating to the Company:

(i) The name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

(ii) The names, current annual salary rates and total compensation for the preceding fiscal year of all of the present directors and officers of the Company, and any other direct or indirect employees whose current base accrual salary or annualized hourly rate equivalent is $40,000 or more, together with a summary of the bonuses, percentage compensation and other like benefits, if any, paid or payable to such persons for the last full fiscal year completed, together with a schedule of changes since that date, if any.

4.20. Lists of Contracts, Etc. There is included in Schedule 4.20 a list of the following items (whether written or oral) relating to the Company, which list identifies and fairly summarizes each item:

(i) All employment agreements with any officer, director, employee or consultant; and all employee pension, health and welfare benefit plans, group insurance, bonus, profit sharing, severance, vacation, hospitalization, and retirement plans, post-retirement medical benefit plans, and any other plans, arrangements or custom requiring payments or benefits to current or retiring employees.

(ii) All joint venture contracts of the Company or affiliates relating to the Business;

(iii) All contracts of the Company relating to (a) obligations for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) obligations under capital leases, (e) debt of others secured by a lien on any asset of the Company, and (f) debts of others guaranteed by the Company.

(iv) All agreements of the Company relating to the supply of advertising inventory and raw materials for and the distribution of the products of its business, including without limitation all sales agreements, manufacturer’s representative agreements and distribution agreements of whatever magnitude and nature, and any commitments therefor;

(v) All contracts that individually provide for aggregate future payments to or from the Company of $25,000 or more, to the extent not included in (i) through (iv) above;

(vi) All contracts of the Company that have a term exceeding one year and that may not be cancelled without any liability, penalty or premium, to the extent not included in (i) through (v) above;

(vii) A complete list of all outstanding powers of attorney granted by the Company; and

(viii) All other contracts of the Company material to the business, assets, liabilities, financial condition, results of operations or prospects of the Business taken as a whole to the extent not included above.

Except as set forth in Schedule 4.20, (i) all contracts, agreements and commitments of the Company set forth in Schedule 4.20 are valid, binding and in full force and effect, and (ii) neither the Company nor, to the best of the Designated Sellers’ knowledge, any other party to any such contract, agreement, or commitment has materially breached any provision thereof or is in default thereunder. Except as set forth in Schedule 4.20, the sale of the Shares by the Sellers in accordance with this Agreement will not result in the termination of any contract, agreement or commitment of the Company set forth in Schedule 4.20, and immediately after the Closing, each such contract, agreement or commitment will continue in full force and effect without the imposition or acceleration of any burdensome condition or other obligation on the Company resulting from the sale of the Shares by the Sellers. True and complete copies of the contracts, leases, licenses and other documents referred to in this Schedule 4.20 will be delivered to the Purchaser, certified by the Secretary or Assistant Secretary of the Company as true, correct and complete copies, not later than four weeks from the date hereof or ten business days before the Closing Date, whichever is sooner.

8

There are no pending disputes with customers or vendors of the Company regarding quality or return of goods involving amounts in dispute with any one customer or vendor, whether for related or unrelated claims, in excess of $5,000 except as described on Schedule 4.20 hereto, all of which will be resolved to the reasonable satisfaction of Purchaser prior to the Closing Date. The Company has not received notice from any of its customers or vendors will terminate or materially alter their business relationship with the Company after completion of the transactions contemplated by this Agreement.

4.21. Compliance With the Law. To its knowledge, the Company is not in violation of any applicable federal, state, local or foreign law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement), except where such would not have a Material Adverse Effect. Except as set forth in Schedule 4.21, the Company has not been and is not now charged with, or to the best knowledge of the Designated Sellers or the Company under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to the best knowledge of any Seller or the Company after due inquiry, are there any circumstances that would or might give rise to any such violation. The Company has filed all reports required to be filed with any governmental, regulatory or administrative agency or authority.

4.22. Litigation; Pending. Except as specifically identified on the Balance Sheet or footnotes thereto or set forth in Schedule 4.22:

(i) There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the best knowledge of the Designated Sellers or the Company, threatened, against the Sellers or the Company, relating to its business or the Company or its properties (including leased property), or the transactions contemplated by this Agreement, nor is there any basis known to the Company or any Seller for any such action.

(ii) There are no judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding upon the Designated Sellers or the Company relating to its business or the Company the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by the Company or which limit or control or otherwise adversely affect its method or manner of doing business.

(iii) There are no charges of discrimination (relating to sex, age, race, national origin, handicap or veteran status) or unfair labor practices pending or, to the best knowledge of the Designated Sellers or the Company, threatened before any governmental or regulatory agency or authority or any court relating to employees of the Company.

4.23. Absence of Certain Changes or Events. The Company has not, since the Balance Sheet Date, and except in the ordinary course of business consistent with past practice and/or except as described on Schedule 4.23:

(i) Incurred any material obligation or liability (absolute, accrued, contingent or otherwise), except in the ordinary course of its business consistent with past practice or in connection with the performance of this Agreement, and any such obligation or liability incurred in the ordinary course is not materially adverse, except for claims, if any, that are adequately covered by insurance;

9

(ii) Discharged or satisfied any lien or encumbrance, or paid or satisfied any obligations or liability (absolute, accrued, contingent or otherwise) other than (a) liabilities shown or reflected on the Balance Sheet, and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business that were not materially adverse;

(iii) Increased or established any reserve or accrual for taxes or other liability on its books or otherwise provided therefor, except (a) as disclosed on the Balance Sheet, or (b) as may have been required under generally accepted accounting principles due to income earned or expense accrued since the Balance Sheet Date and as disclosed to the Purchaser in writing;

(iv) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible;

(v) Sold or transferred any of its assets or cancelled any debts or claims or waived any rights, except in the ordinary course of business and which has not been materially adverse;

(vi) Disposed of or permitted to lapse any patents or trademarks or any patent or trademark applications material to the operation of its business;

(vii) Incurred any significant labor trouble or granted any general or uniform increase in salary or wages payable or to become payable by it to any director, officer, employee or agent, or by means of any bonus or pension plan, contract or other commitment increased the compensation of any director, officer, employee or agent;

(viii) Authorized any capital expenditure for real estate or leasehold improvements, machinery, equipment or molds in excess of $5,000.00 in the aggregate;

(ix) Except for this Agreement or as otherwise disclosed herein or in any schedule to this Agreement, entered into any material transaction;

(x) Issued any stocks, bonds, or other corporate securities, or made any declaration or payment of any dividend or any distribution in respect of its capital stock; or

(xi) Experienced damage, destruction or loss (whether or not covered by insurance) individually or in the aggregate materially and adversely affecting any of its properties, assets or business, or experienced any other material adverse change or changes individually or in the aggregate affecting its financial condition, assets, liabilities or business.

4.24. Employee Benefit Plans.

(a) Schedule 4.24 lists a description of the only Employee Programs (as defined below) that have been maintained (as such term is further defined below) by the Company at any time during the five (5) years prior to the date hereof.

(b) For purposes of this Section 4.24:

(i) “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization;

10

(ii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

(iii) An entity is an “affiliate” of the Company for purposes of this Section 4.24 if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C); and

(iv) “Multiemployer Plan” means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

4.25. Product Warranties and Product Liabilities. The product warranties and return policies of the Company in effect on the date hereof and the types of products to which they apply are described on Schedule 4.25 hereto. Schedule 4.25 also sets forth all product liability claims involving amounts in controversy in excess of $5,000 that are currently either pending or, to the best of the Designated Sellers’ and the Company’s knowledge, threatened against the Company. The Company has not paid in the aggregate, or allowed as credits against purchases, or received claims for more than one percent (1%) per year of gross sales, as determined in accordance with GAAP consistently applied, during the past three years pursuant to obligations under any warranty or any product liability claim with respect to goods manufactured, assembled or furnished by the Company. The future cost of performing all such obligations and paying all such product liability claims with respect to goods manufactured, assembled or furnished prior to the Closing Date will not exceed the average annual cost thereof for said past three year period.

4.26. Assets. The assets of the Company are located at the locations listed on Schedule 4.26 attached hereto. Except as described in Schedule 4.26, the assets of the Company are, and together with the additional assets to be acquired or otherwise received by the Company prior to the Closing, will at the Closing Date be, sufficient in all material respects to carry on the operations of the business as now conducted by the Company. The Company is the only business organization through which the Business is conducted. Except as set forth in Schedule 4.16 or Schedule 4.26, all assets used by the Designated Sellers and the Company to conduct the Business are, and will on the Closing Date be, owned by the Company.

4.27. Absence of Certain Commercial Practices. Except as described on Schedule 4.27, neither the Company nor any Seller has made any payment (directly or by secret commissions, discounts, compensation or other payments) or given any gifts to another business concern, to an agent or employee of another business concern or of any governmental entity (domestic or foreign) or to a political party or candidate for political office (domestic or foreign), to obtain or retain business for the Company or to receive favorable or preferential treatment, except for gifts and entertainment given to representatives of customers or potential customers of sufficiently limited value and in a form (other than cash) that would not be construed as a bribe or payoff.

4.28. Licenses, Permits, Consents and Approvals. The Company has, and at the Closing Date will have, all licenses, permits or other authorizations of governmental, regulatory or administrative agencies or authorities (collectively, “Licenses”) required to conduct the Business, except for any failures of such which would not have a Material Adverse Effect. All Licenses of the Company are listed on Schedule 4.28 hereto. At the Closing, the Company will have all such Licenses which are material to the conduct of the Business and will have renewed all Licenses which would have expired in the interim. Except as listed in Schedule 4.28, no registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind (collectively, a “Filing”) will be required as a result of the sale of the Shares by Sellers in accordance with this Agreement (a) to avoid the loss of any License or the violation, breach or termination of, or any default under, or the creation of any lien on any asset of the Company pursuant to the terms of, any law, regulation, order or other requirement or any contract binding upon the Company or to which any such asset may be subject, or (b) to enable Purchaser (directly or through any designee) to continue the operation of the Company and the Business substantially as conducted prior to the Closing Date. All such Filings will be duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

11

4.29. Environmental Matters. Except as set forth on Schedule 4.29 hereto, the operations of the Company, to the best knowledge of the Designated Sellers, are in compliance with all applicable Laws promulgated by any governmental entity which prohibit, regulate or control any hazardous material or any hazardous material activity (“Environmental Laws”) and all permits issued pursuant to Environmental Laws or otherwise except for where noncompliance or the absence of such permits would not, individually or in the aggregate, have a Material Adverse Effect;

4.30 Broker. Except as specified in Schedule 4.30, neither the Company nor any Seller has retained any broker in connection with any transaction contemplated by this Agreement. Purchaser and the Company shall not be obligated to pay any fee or commission associated with the retention or engagement by the Company or Sellers of any broker in connection with any transaction contemplated by this Agreement.

4.31. Related Party Transactions. Except as described in Schedule 4.31, all transactions during the past five years between the Company and any current or former shareholder or any entity in which the Company or any current or former shareholder had or has a direct or indirect interest have been fair to the Company as determined by the Board of Directors. No portion of the sales or other on-going business relationships of the Company is dependent upon the friendship or the personal relationships (other than those customary within business generally) of any Seller, except as described in Schedule 4.31. During the past five years, the Company has not forgiven or cancelled, without receiving full consideration, any indebtedness owing to it by any Seller.

4.32 USA PATRIOT Act. The Company and the Designated Sellers certify that the Company has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Company and the Sellers hereby acknowledge that the Purchaser seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, the Company and the Sellers hereby represent, warrant and agree that: (i) none of the cash or property that the Sellers have contributed or paid or will contribute and pay to the Company has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Company to the Purchaser, to the extent that they are within the Company’s control shall cause the Purchaser to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. The Sellers shall promptly notify the Purchaser if any of these representations ceases to be true and accurate regarding the Sellers or the Company. The Sellers agree to provide the Purchaser any additional information regarding the Company that the Purchaser reasonably requests to ensure compliance with all applicable laws concerning money laundering and similar activities.

4.33. Disclosure. No statement, representation or warranty by the Company in this Agreement or in any schedule, certificate, opinion, instrument, or other document furnished or to be furnished to the Purchaser by the Company pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the business of the Company with full and fair disclosure concerning the Company, its business, and the Company’s affairs.

12

Article V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally and not jointly, hereby represents and warrants to the Purchaser as of the Closing Date (other than the representations and warranties which are as of a specified date, which speak only as of such date) as follows:

5.1 Good Title.  The Shares held by such Seller are owned free and clear of any liens, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase of any person.  Upon the consummation of the sale of such the Shares by such Seller as contemplated hereby, the Purchaser shall have valid title to such Shares and shall be the record owner thereof, free and clear of any lien, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase of any person

5.2 Organization; Power; Authority.  Such Seller is a natural person or a legal entity of the type set forth next to such Seller’s name on the signature page hereto. Such Seller has taken, or shall take prior to the Closing, all actions necessary for the authorization, execution, delivery and performance of this Agreement. If such Seller is not a natural Person, such  Seller has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to (a) execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated hereby and (b) enter into this Agreement to consummate the transactions contemplated hereby and thereby, and to sell and transfer such Seller’s Shares without the consent or approval of any other person.  If such Seller is a natural person, he or she is competent and has all requisite legal capacity, power and authority to (a) execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated hereby and (b) enter into this Agreement to consummate the transactions contemplated hereby, and to sell and transfer such Seller’s Shares without the consent or approval of any other person.

5.3 Enforceability. This Agreement has been duly authorized, executed and delivered by such Seller, and this Agreement is a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

5.4 Absence of Claims by Seller.  Such Seller does not have any claim against the Company, contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or law, including, without limitation any director, management, advisory, monitoring and similar fees, costs and, subject to payment of the Convertible Note in accordance with this Agreement, there are no outstanding loans between the Company, on the one hand, and such Seller.

5.5 No Breach.  The execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby do not violate any of the governing and organizational documents of such Seller, if applicable, do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any lien, upon any of such Seller’s assets, or require any authorization, consent, approval, exemption or other action by or notice to any governmental entity or other third person, under the provisions of any contract to which such Seller or any of such Seller’s assets are is bound.

5.6 Litigation.  There are no actions pending or, to such Seller’s knowledge, threatened against such Seller or any of its assets, at law or in equity, or before or by any governmental entity which challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated hereby.

13

5.7 Access to Information; Disclaimer.  Each Seller acknowledges and agrees that it (a) has had an opportunity to discuss the business and affairs of Purchaser with Purchaser, (b) has had reasonable access to the books and records of Purchaser, (c) has been afforded the opportunity to ask questions of and receive answers from officers of Purchaser and (d) has conducted its own independent investigation of the Purchaser, its respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of Purchaser, other than the representations and warranties of Purchaser expressly contained in Article 7, and that all other representations and warranties are specifically disclaimed.  Without limiting the foregoing, each Seller further acknowledges and agrees that none of Purchaser or any of its employees, affiliates, advisors, agents or other representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding Purchaser or its businesses and operations.  Each Seller hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which such Seller is familiar, that such Seller is taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that such Seller will have no claim against Purchaser, any of its employees, affiliates, advisors, agents or other representatives with respect thereto.

5.8 Available Information Each Seller represents that such Seller has reviewed filings made by the Purchaser with the U.S. Securities and Exchange Commission (the “SEC Documents”) and that such Seller has such knowledge and experience in financial and business matters that such Seller is capable of utilizing the information set forth therein, concerning Purchaser to evaluate the risk of investing in Purchaser. Each Seller has before the Closing hereunder, been afforded the opportunity to review and is familiar with the SEC Documents and has based his decision to invest solely on the information contained therein, and the information contained within this Agreement and has not been furnished with any other literature, prospectus or other information except as included in the SEC Documents or this Agreement.  Each Seller has been given the opportunity to ask questions about Purchaser and is satisfied that any information about Purchaser and the Earn-Out Consideration have been answered to such Seller’s satisfaction. Each Seller understands that no federal or state agency has approved or disapproved, nor will approve or disapprove, prior to the issuance of, the Earn-Out Consideration, passed upon or endorsed the merits of the transfer of such shares set forth within this Agreement or made any finding or determination as to the fairness of such shares for investment.

5.9 Securities Representations.  Each Seller hereby confirms that the securities to be acquired by the Sellers hereunder (subject to the terms and conditions herein) will be acquired for investment for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof (other than pursuant to the registration statement contemplated hereby), and that the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same (other than pursuant to the registration statement contemplated hereby).  Each Seller further represents that the Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of such securities.  Each Seller understands that the securities to be acquired, subject to the terms and conditions herein, have not been, and until registered in compliance with this Agreement, will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein.  The Seller understands that, until registered in compliance with this Agreement, the securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Seller must hold the securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Seller acknowledges that Purchaser has no obligation to register or qualify the securities for resale except as set forth in this Agreement. The Seller understands that the securities may, until registered in accordance with this Agreement, be notated with a customary Securities Act legend.  Each Seller represents that he is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

14

5.10 Acknowledgment of Restricted Securities. Each Seller has read and understands the following:

THE PURCHASER SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE PURCHASER SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE PURCHASER SECURITIES HAVE NOT BEEN RECOMMENDED, APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE MEMORANDUM OR THIS SUBSCRIPTION AGREEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL

Article VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Each Purchaser hereby represents and warrants to the Sellers as of the Closing Date (other than the representations and warranties which are as of a specified date, which speak only as of such date) as follows:

6.1 Organization and Good Standing.

Each Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its incorporation.

6.2 Authority.

a) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been, or will prior to Closing be, duly and validly approved and acknowledged by all necessary corporate action on the part of the Purchaser.

(b) The execution of this Agreement and the delivery hereof to the Sellers and the purchase contemplated herein have been, or will be prior to Closing, duly authorized by the Purchaser’s Board of Directors having full power and authority to authorize such actions.

6.3 Conflicts; Consents of Third Parties.

(a) The execution and delivery of this Agreement, the acquisition of the Shares by Purchaser and the consummation of the transactions herein contemplated, and the compliance with the provisions and terms of this Agreement, are not prohibited by the Articles of Incorporation or Bylaws of the Purchaser and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any court order, indenture, mortgage, loan agreement, or other agreement or instrument to which the Purchaser is a party or by which it is bound.

(b) No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

15

6.4 Litigation.

There are no legal proceedings pending or, to the best knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

6.5 Investment Intention. The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") thereof. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

6.6 USA PATRIOT Act. The Purchaser certifies that neither the Purchaser nor any of its subsidiaries has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Purchaser hereby acknowledges that the Company and the Sellers seek to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, the Purchaser hereby represent, warrant and agree that: (i) none of the cash or property that the Purchaser has contributed or paid or will contribute and pay to the Sellers has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Purchaser or any of its subsidiaries to the Sellers, to the extent that they are within the Purchaser’s control shall cause the Sellers or the Company to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. The Purchaser shall promptly notify the Sellers if any of these representations ceases to be true and accurate regarding the Purchaser or any of its subsidiaries. The Purchaser agrees to provide the Sellers any additional information regarding the Purchaser or any of its subsidiaries that the Sellers reasonably requests to ensure compliance with all applicable laws concerning money laundering and similar activities.

6.7 Acknowledgment of Restricted Securities. The Purchaser has read and understands the following:

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN RECOMMENDED, APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE MEMORANDUM OR THIS SUBSCRIPTION AGREEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL

16

Article VII
COVENANTS

7.1 Preservation of Records.

The Sellers and the Purchaser agree that each of them shall preserve and keep the records held by it relating to the business of the Company for a period of three years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Sellers or the Purchaser or any of their Affiliates or in order to enable the Sellers or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

7.2 Publicity.

None of the Sellers nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser or the Sellers, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Purchaser lists securities, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

7.3 Use of Name.

The Sellers hereby agrees that upon the consummation of the transactions contemplated hereby, the Purchaser and the Company shall have the sole right to the use of the name "DoubleVision Networks, Inc." and the Sellers shall not, and shall not cause or permit any Affiliate to, use such name or any variation or simulation thereof.

7.4 Consulting Agreements.

On or prior to the Closing Date, each of Nicholas Fisser and Matthew Wiggins shall enter into a consulting agreement with the Company, substantially in the form of agreement attached hereto as Exhibit B (the “Consulting Agreements”). The Company shall enter into long-term incentive compensation arrangements with Jon Lowen and Evan Turner consistent with the Company’s current long-term incentive compensation arrangements.

7.5 Preferred Stock.

On or prior to the Closing Date, all of the Company’s Preferred Stock shall be converted into the Company’s Common Stock

7.6 Stock Option Plan.

Prior to the Closing Date, all vested options issued under the Company’s 2010 Omnibus Incentive Plan shall be exercised into the Company’s common stock and all unvested options issued under the Company’s 2010 Omnibus Incentive Plan shall be cancelled.

7.7 Extinguishment of Debt.

Prior to the Closing Date, the following obligations shall be paid, extinguished and have a zero balance:

(a) all obligations for borrowed money, including the Convertible Promissory Note to First Trilogy, LLC (the “First Trilogy Note”);

(b) all amounts due to Nicholas Fisser and Matthew Wiggins; and

(c) payroll liabilities for all periods through the Closing Date,

(d) contemporaneously with the Closing and after receipt of the Shares, the Company shall pay $400,000 to First Trilogy, LLC, or its designee, in partial payment of the First Trilogy Note.

17

7.8 Tax Election.

The parties intend for the transactions contemplated herein to qualify as a type B reorganization pursuant to Section 368(a)(1)(B) of the Code.

7.9 Tax Matters.

(a) The Sellers shall severally, and not jointly, indemnify, defend, save and hold harmless Purchaser (and, following the Closing, the Company and each of its Subsidiaries) from any Losses attributable to (i) all Taxes (or the nonpayment thereof) of the Company prior to closing; (ii) all Taxes under Code §1374 for the pre-Closing tax period; (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor or current or former Affiliate of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local or foreign Tax law), and (iv) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, which Taxes relate to an event or transaction occurring on or before the Closing.

(b) In the case of any taxable period beginning on or before the Closing Date and ending after the Closing Date (the “Straddle Tax Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the pre-Closing tax period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company and each of its Subsidiaries for a Straddle Tax Period that relates to the pre-Closing tax period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in such Straddle Tax Period.

(c) The Sellers will prepare, or cause to be prepared, and file, or cause to be filed, any tax returns of the Company for all pre-Closing tax periods, including Straddle Tax Periods, ending on the Closing Date. Purchaser will prepare, or cause to be prepared, and file, or cause to be filed, any Tax Returns of the Company for other Straddle Tax Periods. With respect to Tax Returns to be prepared by the Sellers or the Purchaser pursuant to this Section 7.9(c), (i) except as required by applicable law, such Tax Returns will be filed in a manner consistent with past practice and no position will be taken, election made or method adopted inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns, (ii) the party preparing such a Tax Return will provide a copy of such Tax Return at least thirty (30) days before it is due, taking into consideration extensions of time to file, to the other party for review and approval (which approval will not be unreasonably withheld, conditioned or delayed), and (iii) for each Tax Return, each party will remit payment to the filing party the appropriate share of Taxes owed (if any) by the remitting party no later than five (5) days prior to the due date of filing each such Tax Return.

(d) Purchaser and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.9 and any audit, litigation or other proceeding with respect to Taxes relating to a period of time prior to the Closing Date. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis, at a reasonable cost to requesting party, to provide additional information and explanation of any material provided hereunder. The Company agrees to (i) retain all books and records with respect to Tax matters pertinent to the Company or any of its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any governmental authority, and (ii) give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, shall allow the other party to take possession of such books and records.

18

(e) Purchaser, the and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(f) Purchaser and the Sellers agree, upon request, to promptly provide the other party with all information that either Party may be required to report pursuant to Code §6043 or 6043A, or Treasury Regulations promulgated thereunder.

(g) All tax-sharing agreements or similar agreements with respect to or involving the Company Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound thereby or have any liability thereunder.

(h) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be borne by the Sellers.

7.10 Removal of Restrictive Legend on Purchaser Securities. Subject to the terms of the applicable Lock Up Agreement, the Purchaser will provide each Seller with such documentation and opinions as may be reasonably required in order for the Sellers to sell, or otherwise remove the restrictive legend from the Purchaser Securities under Rule 144.

Article VIII
CONDITIONS TO CLOSING

8.1 Conditions Precedent to Obligations of Purchaser.

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

(a) all representations and warranties of the Sellers contained herein shall be true and correct as of the date hereof;

(b) all representations and warranties of the Sellers contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Sellers contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

(c) the Sellers shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(d) the Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by each Seller certifying as to the fulfillment of the conditions specified in Sections 8.1(a), 8.1(b) and 8.1(c) hereof;

(e) Certificates representing 100% of the Shares shall have been, or shall at the Closing be, validly delivered and transferred to the Purchaser, free and clear of any and all Liens;

(f) there shall not have been or occurred any Material Adverse Change;

19

(g) the Sellers shall have obtained all consents and waivers referred to in Section 4.7 hereof, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement;

(h) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Sellers, the Company, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(i) the Purchaser shall have received the written resignations of each director of the Company;

(j) the Consulting Agreements shall have been executed by the Company and each of Nicholas Fisser and Matthew Wiggins and the Company;

(k) the Lock-Up Agreement in the form of Exhibit A shall have been executed by each of the Sellers other than Jonathan Lowen and Evan Turner; and

(l) all due diligence by the Company shall have been completed.

8.2 Conditions Precedent to Obligations of the Sellers.

The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers in whole or in part to the extent permitted by applicable law):

(a) all representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof;

(b) all representations and warranties of the Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

(c) the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(d) the Sellers shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Sellers) executed by the Chief Executive Officer and Chief Financial Officer of the Purchaser certifying as to the fulfillment of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c);

(e) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Sellers, the Company, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(f) the Consulting Agreements shall have been executed by the Company and each of Nicholas Fisser and Matthew Wiggins.

20

Article IX
DOCUMENTS TO BE DELIVERED

9.1 Documents to be Delivered by the Sellers.

At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following:

(a) stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;

(b) the certificates referred to in Section 8.1(d) hereof;

(c) copies of all consents and waivers referred to in Section 8.1(g) hereof;

(d) Consulting Agreements, substantially in the form of Exhibit B hereto, duly executed by each Seller;

(e) written resignations of each of the directors of the Company,

(f) certificate of good standing with respect to the Company issued by the Secretary of State of the New York; and

(g) such other documents as the Purchaser shall reasonably request.

9.2 Documents to be Delivered by the Purchaser.

At the Closing, the Purchaser shall deliver to the Sellers the following:

(a) The Purchase Price;

(b) the certificates referred to in Section 8.2(d) hereof;

(c) such other documents as the Sellers shall reasonably request; and

(d) the payment on the First Trilogy Note in accordance with Section 7.7(d).

Article X
INDEMNIFICATION

10.1 Indemnification.

(a) Subject to Section 10.2 hereof, the Designated Sellers hereby agree to jointly and severally indemnify and hold the Purchaser and its directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

(i) any and all liabilities of the Company of every kind, nature and description, absolute or contingent, existing as against the Company prior to and including the Closing Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Closing Date, except to the extent that the same have been fully provided for in the Balance Sheet, or disclosed in the notes thereto, disclosed in the Schedules to this Agreement, or were incurred in the ordinary course of business between the Balance Sheet date and the Closing Date;

21

(ii) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty set forth in Article IV hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Company pursuant to this Agreement, to be true and correct in all respects as of the date made;

(iii) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys' and other professionals' fees and disbursements (collectively, "Expenses") incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided under this Section 10.1(a) (collectively, "Losses").

(b) Subject to Section 10.2 hereof, each Seller, severally and not jointly, hereby agrees to indemnify and hold the Purchaser Indemnified Parties harmless from and against:

(i) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty set forth in Article V made by such Seller hereof to be true and correct in all respects as of the date made; and

(ii) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of such Seller under this Agreement.

(c) Subject to Section 10.2, Purchaser hereby agrees to indemnify and hold the Sellers and their respective Affiliates, agents, successors and assigns (collectively, the "Seller Indemnified Parties") harmless from and against:

(i) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser set forth in Section 6 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct as of the date made;

(ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement or arising from the ownership or operation of the Company from and after the Closing Date; and

(iii) any and all Expenses incident to the foregoing.

10.2 Limitations on Indemnification for Breaches of Representations and Warranties.

An indemnifying party shall not have any liability under Section 10.1(a)(ii) or Section 10.1(b)(i) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, unless and until the indemnified parties have incurred Losses for breaches of representations and warranties in excess of $50,000 in the aggregate (the “Basket”) in which case the indemnification obligations shall apply only to those Losses incurred in excess of the Basket. The maximum indemnification obligation of each Seller with respect to a claim for indemnification shall be limited to the consideration actually received by such Seller pursuant to this Agreement.

22

10.3 Indemnification Procedures.

(a) In the event that any Legal Proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 10.1 hereof (regardless of the Basket referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

(b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

(c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

10.4 Tax Treatment of Indemnity Payments.

The Sellers and the Purchaser agree to treat any indemnity payment made pursuant to this Article 10 as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

23

Article XI
MISCELLANEOUS

11.1 Payment of Sales, Use or Similar Taxes.

All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Sellers.

11.2 Survival of Representations and Warranties.

The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that any claims or actions with respect thereto (other than claims for indemnifications with respect to the representation and warranties contained in Sections 4.3, 4.11 and 4.22 which shall survive for periods coterminous with any applicable statutes of limitation) shall terminate unless within twelve (12) months after the Closing Date written notice of such claims is given to the Sellers or such actions are commenced.

11.3 Expenses.

Except as otherwise provided in this Agreement, the Sellers and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses.

11.4 Specific Performance.

The Sellers acknowledge and agree that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Sellers under this Agreement, including, without limitation, the Sellers' obligation to sell the Shares to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

11.5 Further Assurances.

The Sellers and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

11.6 Submission to Jurisdiction; Consent to Service of Process.

(a) The parties submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York, New York for purposes of all legal proceedings arising out of or relating to this this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 11.10.

24

11.7 Entire Agreement; Amendments and Waivers.

This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

11.9 Table of Contents and Headings.

The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

11.10 Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(a)	Purchaser:

James Orsini, President

100 Town Square Place, Suite 204

Jersey City, NJ 07310

Phone: (201) 275-0555

Facsimile: (201) 942-3091

Copy to:

Gregory Sichenzia, Esq.

Sichenzia Ross Friedman Ference LLP

1065 Avenue of the Americas

New York, New York 10018

Phone: (212) 930-9700

Facsimile: (212) 930-9725

(b)	Sellers and Company:

Nicholas Fisser

Matthew Wiggins

286 Madison Avenue, Suite 1301

New York, New York 10017

Phone:

Facsimile:

25

Copy to:

William Durkin, Esq.

Diserio Martin O'Connor & Castiglioni LL

One Atlantic Street

Stamford, CT 06901

Phone: (203) 358-0800

Facsimile: (203) 348-2321

The Sellers, by virtue of the execution and delivery of this Agreement, will be deemed to have irrevocably constituted and appointed, effective as of the date of this Agreement, Nicholas Fisser (together with his permitted respective successors, collectively, the “Shareholder Representative”), as their true and lawful agent and attorney-in-fact, and the Shareholder Representative, by his execution of this Agreement shall be deemed to have accepted such appointment, to enter into any agreement in connection with the transactions contemplated by this Agreement, to exercise all or any of the powers, authority and discretion conferred on him under any such agreement, to act as proxy for each Seller in connection with any shareholder approvals required in connection with the transactions contemplated by this Agreement, to waive or modify any terms and conditions of any such agreement, to give and receive notices on their behalf, and to be their exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the assertion, prosecution, defense, settlement or compromise of any claim, action or proceeding for which the Purchaser or any Seller may be entitled to indemnification and the Shareholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable. The Shareholder Representative shall not be liable for any action taken or not taken by him in his capacity as Shareholder Representative either (i) with the consent of Sellers or (ii) in the absence of his own willful misconduct. If the Shareholder Representative shall be unable or unwilling to serve in such capacity, his successor shall be named by the Sellers owning a majority of the shares of Company’s Shares outstanding immediately prior to the Closing Date who shall serve and exercise the powers of Shareholder Representative hereunder. Solely with respect to any actions taken by the Shareholder Representative in his capacity as such, the Shareholder Representative shall have no liability to the Purchaser, or any of its affiliates except for claims based upon fraud by the Shareholder Representative.

11.11 Severability.

If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

11.12 Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void;

[intentionally blank]

26

SINGLE TOUCH SYSTEMS, INC.

By:	/s/ Kurt Streams
Kurt Streams
Chief Financial Officer

Single Touch Interactive, Inc.

By:	/s/ Kurt Streams
Kurt Streams
Chief Financial Officer

27

SELLER:

[Signature page for Sellers]

28

SCHEDULE 1.1

			Purchaser
Seller	Shares	% of Total	Securities

Matthew Wiggins	162,938	24.49%	1,959,057
Stephen F. Wiggins	162,938	24.49%	1,959,057
Nicholas Fisser	150,000	22.54%	1,803,500
The Ed & Leslie Wilson Family Trust	20,112	3.02%	241,813
The Royce E. Wilson Trust	10,056	1.51%	120,907
The Ashley Elizabeth Wilson Trust	10,056	1.51%	120,907
Omid Ashtari	2,552	0.38%	30,683
Matthew Burr	10,335	1.55%	124,261
William Apfelbaum	13,862	2.08%	166,667
Jonathan Lowen	33,372	5.02%	401,243
Evan Turner	51,652	7.76%	621,029
The Ed & Leslie Wilson Family Trust	12,500	1.88%	150,292
The Royce E. Wilson Trust	6,250	0.94%	75,146
The Ashley Elizabeth Wilson Trust	6,250	0.94%	75,146
William Apfelbaum	12,500	1.88%	150,292

Total	665,373	100.00%	8,000,000

EXHIBIT A

FORM OF LOCK-UP AGREEMENT

July 24, 2014

Ladies and Gentlemen:

The undersigned entered into a Share Purchase Agreement (the “Agreement”) with Single Touch Systems, Inc. (the “Purchaser”), pursuant to which the undersigned agreed to sell all of his shares of common stock of DoubleVision Networks, Inc. to the Purchaser (the “Transaction”).

Upon the terms and subject to the conditions contained in the Agreement, the Purchaser shall purchase shares of DoubleVision Networks, Inc. from the undersigned for shares of the Purchaser’s common stock (“Common Stock”). The undersigned understands that the Purchaser will proceed with the Transaction in reliance on this Letter Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

INSERT 1 - PARAGRAPHS ONE AND TWO FOR THE HOLDERS OF COMMON SHARES OTHER THAN SHARES IDENTIFIED IN INSERT 2 AND INSERT 3 BELOW.

1. In recognition of the benefit that the Transaction will confer upon the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees, for the benefit of the Purchaser, that, during the period beginning on the closing of the Transaction (the “Closing Date”) and ending on the one-year anniversary of the Closing Date (“Anniversary Date”), the undersigned will not, directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any of the Common Stock, beneficially owned, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the undersigned on the date hereof or hereafter acquired or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any Company Security (each of the foregoing, a “Prohibited Sale”)

2. Beginning on the day after the Anniversary Date, the undersigned shall be entitled to facilitate a sale of the Common Stock with respect to one-twelfth (1/12th) of the Common Stock received as the Equity Purchase Price during each subsequent thirty (30) day period, resulting in all such shares being saleable by the second anniversary of the Closing Date (the “Lockup Period”) (subject to lawful resale restrictions conferred by federal and state securities rules and regulations, and provided the exemption under Rule 144 is available).

INSERT 2 - PARAGRAPHS ONE AND TWO FOR 150,292 SHARES OWNED BY THE ED & LESLIE WILSON FAMILY TRUST, 75,146 SHARES OWNED BY THE ROYCE E. WILSON TRUST, 75,146 SHARES OWNED BY THE ASHLEY ELIZABETH WILSON TRUST AND 150,292 SHARES OWNED BY WILLIAM APFELBAUM.

1. In recognition of the benefit that the Transaction will confer upon the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees, for the benefit of the Purchaser, that, during the period beginning on the closing of the Transaction (the “Closing Date”) and ending on the one-year anniversary of the Closing Date (“Anniversary Date”), the undersigned will not, directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any of the Common Stock, beneficially owned, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the undersigned on the date hereof or hereafter acquired or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any Company Security (each of the foregoing, a “Prohibited Sale”)

2. [RESERVED]

INSERT 3 - PARAGRAPHS ONE AND TWO FOR COMMON SHARES OWNED BY MATTHEW WIGGINS.

1. In recognition of the benefit that the Transaction will confer upon the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees, for the benefit of the Purchaser, that, during the period beginning on the closing of the Transaction (the “Closing Date”) and ending on the second-year anniversary of the Closing Date (“Anniversary Date”), the undersigned will not, directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any of the Common Stock, beneficially owned, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the undersigned on the date hereof or hereafter acquired or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any Company Security (each of the foregoing, a “Prohibited Sale”)

2

2. [RESERVED]

3. Notwithstanding the foregoing, the undersigned (and any transferee of the undersigned) may transfer any shares of Common Stock (i) by will or as a bona fide gift or gifts, provided that prior to such transfer the donee or donees thereof agree in writing to be bound by the restrictions set forth herein, (ii) to non-profit organizations qualified as charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (iii) if such transfer occurs by operation of law, such as rules of descent and distribution or statutes governing the effects of a merger, (iv) to any trust, partnership, corporation or other entity formed for the direct or indirect benefit of the undersigned or the immediate family of any transferee of the undersigned, provided that prior to such transfer a duly authorized officer, representative or trustee of such transferee agrees in writing to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, provided that prior to such transfer the transferee executes an agreement stating that the transferee is receiving and holding any Common Stock subject to the provisions of this Letter Agreement. In addition, the foregoing shall not prohibit privately negotiated transactions, provided the transferees agree, in writing, to be bound to the terms of this Letter Agreement for the balance of the Lockup Period.

4. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York.

5. This Letter Agreement will become a binding agreement among the undersigned as of the date hereof. This Letter Agreement may be terminated by the mutual agreement of the Company and the undersigned, and if not sooner terminated will terminate upon the expiration date of the Lockup Period. This Letter Agreement may be duly executed by facsimile and in any number of counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument. Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart. This Letter Agreement may be modified or waived only by a separate writing signed by each of the parties hereto expressly so modifying or waiving such agreement.

[Remainder of Page Intentionally Left Blank.]

3

SELLER

By:	________________________________
Name:
Title:

ACCEPTED AND AGREED TO:

SINGLE TOUCH SYSTEMS, INC.

By:	________________________________

Name:James Orsini Title:President and Chief Executive Officer

4

EXHIBIT B

FORM OF CONSULTING AGREEMENT

THIS AGREEMENT (hereinafter the “Agreement”) is effective as of the ___ day of ____________, 2014, by and between Single Touch Interactive Inc., a Nevada corporation (hereinafter “STI”), and __________ (hereinafter “Consultant”) (and collectively hereinafter the “Parties”).

WITNESSETH:

In consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

1. CONSULTANCY. STI hereby engages Consultant as an independent contractor consultant and Consultant hereby accepts its position as an independent contractor consultant to STI upon the terms and conditions hereinafter set forth.

2. TERM. The term of this Agreement shall be for two years from the date first written above. Any extension of the term shall be agreed upon mutually with a written amendment to this agreement. Notwithstanding the above, either Party may terminate this Agreement at any time upon thirty days’ written notice. In the event of such termination, Consultant shall be paid for any portion of the consulting services that have been performed before the termination and earned according to Section 3.

3. COMPENSATION. Upon achieving 50% of earnout revenues, STI shall compensate Consultant $5,000 quarterly for the services provided as set forth in Section 4 of this agreement. Such amount shall be payable quarterly in arrears, upon proper invoicing.

4. DUTIES AND OBLIGATIONS OF CONSULTANT. Whereas STI desires to act on potential business opportunities in the Wireless Communications Industry and it is at the request of STI that Consultant shall have the following duties and obligations under this Agreement:

4.1 Technology Director. Consultant shall provide such consultation and advice to STI’s Executive Vice President – Corporate Development as may be requested by STI’s Executive Vice President – Corporate Development. Consultant shall act in the capacity of “Technology Director”.

4.2 Efforts. Consultant shall use Consultant’s commercially reasonable efforts to perform the consulting services such that the results are satisfactory to STI. Consultant shall provide no less than ten (10) hours per month on such activities.

4.3 Expenses. Consultant shall not be authorized to incur on behalf of STI any expenses without the prior consent of STI’s Chief Financial Officer and will be reimbursed monthly for approved expenses.

5. CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT.

Consultant shall execute the standard STI Confidential Information and Invention Assignment Agreement.

6. INDEPENDENT CONTRACTOR.

Consultant’s relationship with STI will be that of an independent contractor and not that of an employee.

6.1 Method of Provision of Services. Consultant shall be solely responsible for determining the method, details and means of performing the consulting services. Consultant may, at Consultant’s own expense, employ or engage the service of such employees or subcontractors as Consultant deems necessary to perform the consulting services required by this Agreement (the “Assistants”). Such Assistants are not the employees of STI and Consultant shall be wholly responsible for the professional performance of the consulting services by its Assistants such that the results are satisfactory to STI. Consultant shall expressly advise the Assistants of the terms of this Agreement, and shall require each Assistant to execute STI’s standard Confidential Information and Invention Assignment Agreement.

6.2 No Authority to Bind Company. Neither Consultant, nor any partner, agent or employee of Consultant, has authority to enter into contracts that bind STI or create obligations on the part of STI. Consultant agrees not to purport to do so.

6.3 No Benefits. Consultant acknowledges and agrees that Consultant (as well as Consultant’s Assistants) will not be eligible for any Company employee benefits and, to the extent Consultant (or Consultant’s Assistants) otherwise would be eligible for any STI employee benefits but for the express terms of this Agreement, Consultant (on behalf of itself and its Assistants) hereby expressly declines to participate in such STI employee benefits.

6.4 Withholding; Indemnification. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant, his partners, agents or his employees under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, and Consultant’s partners, agents and employees, including state worker’s compensation insurance coverage requirements and any US immigration visa requirements. Consultant agrees to indemnify, defend and hold STI harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on STI by the relevant taxing authorities with respect to any compensation paid to Consultant or Consultant’s partners, agents or his employees.

7. SUPERVISION OF CONSULTANT’S SERVICES. All of the consulting services to be performed by Consultant will be as agreed between Consultant and STI’s Executive Vice President – Corporate Development. Consultant will be required to report to the Executive Vice President – Corporate Development concerning the consulting services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the Executive Vice President – Corporate Development.

2

8. CONSULTING OR OTHER SERVICES FOR COMPETITORS. Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the term of the Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies who businesses or proposed businesses in any way involve products or services which would be competitive with STI’s products or services, or those products or services proposed or in development by STI during the term of the Agreement. If, however, Consultant decides to do so, Consultant agrees that, in advance of accepting such work, Consultant will promptly notify STI in writing, specifying the organization with which Consultant proposes to consult, provide services, or become employed by and to provide information sufficient to allow STI to determine if such work would conflict with the terms of this Agreement, including the terms of the Confidentiality Agreement, the interests of STI or further services which STI might request of Consultant. If STI determines that such work conflicts with the terms of this Agreement, STI reserves the right to terminate this Agreement immediately.

9. CONFLICTS WITH THIS AGREEMENT. Consultant represents and warrants that neither Consultant nor any of Consultant’s partners, employees or agents is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust before commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to STI or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to STI herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of STI. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the consulting services required by this Agreement.

10. GENERAL PROVISIONS.

10.1 Amendments. No amendment or modifications of this agreement shall be valid unless made in writing and signed by all parties.

10.2 Assignment. This agreement shall not be assigned by any Party without the express written consent of the other Party, which consent shall not be unreasonably withheld. This provision shall not apply in the event a Party changes its name or as part of the sale of the Party’s business.

3

10.3 Choice of Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey, without regard to principles of conflict of laws. The prevailing party in any litigation between the parties in connection with this Agreement shall be entitled to the costs and expenses associated with the litigation, including reasonable attorney’s fees. Any and all actions arising out of this Agreement or termination therefrom shall be brought and heard in the state and federal courts of the State of New Jersey and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts.

10.4 Headings. Article and section headings contained in this Agreement are included for convenience only and form no part of the agreement among the parties.

10.5 Severability. If any provision of this Agreement is declared invalid by any court or government agency, all other provisions shall remain in full force and effect.

10.6 Waivers. Waiver by any Party of any breach or failure to comply with any provision of this Agreement by any Party shall not be construed as, or constitute, a continuing waiver of such provision or a waiver of any other breach of or failure to comply with any other provision of this Agreement.

10.7 Entire Agreement. This Agreement constitutes the entire agreement between STI and the Consultant with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to the subject matter hereof, other than as expressly set forth herein. Consultant agrees that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement signed by both Consultant and STI.

This Agreement may be executed in counterparts and by fax transmission, each counterpart being deemed an original.

4

CONFIRMED AND AGREED ON THIS ___ DAY OF ___________, 2014.

Single Touch Systems Inc.

By: ________________________________

      Kurt Streams, Chief Financial Officer

By: ________________________________

      ____________,Consultant

5